Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2018 Financial Results

Net Income of $250 million, $0.57 EPS, $0.68 Adjusted EPS 1

First Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$328 million	7.5%	$30.23/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$388 million	10.6%	$27.45/share

QUARTERLY HIGHLIGHTS

•  EPS: $0.57; Adjusted EPS[1]: $0.68, up 42% YoY

•  Net financing revenue of $1,049 million, including $20 million of Core Original Issue Discount (OID)[1] expense, up 7% YoY

•  Net interest margin (NIM) of 2.64%, up 4 bps YoY; NIM Ex. OID of 2.69%, up 5 bps YoY

•  Consumer auto originations of $9.5 billion, up 7% YoY, with record used volume

•  Retail auto portfolio yield up 24 basis points (bps) YoY to 5.90%

•  Retail auto net charge-offs of 147 bps, down 7 bps YoY

•  Consolidated net charge-offs of 84 bps, down 2 bps YoY

•  Provision for loan losses of $261 million, down $10 million YoY

•  Quarterly retail deposit growth of $3.7 billion, a record for Ally for a first quarter

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the first quarter, we made progress executing on our strategic objectives and delivering strong financial results, with Adj. EPS1 up 42% and Core pre-tax income1 up $46 million year-over-year.”

“Retail deposits grew $3.7 billion, a record for Ally for a first quarter, and remain an important structural driver of our earnings growth path. Additionally, we added 59 thousand retail deposit customers during the quarter, the highest quarterly growth we’ve seen in five years.”

“We’re seeing positive trends in our auto finance business, with retail auto portfolio yield increasing 24 bps year-over-year while our retail auto net charge-off rate declined 7 bps relative to 1Q17, the first year-over-year decline since our IPO. Consumer auto originations increased 7% year-over-year, including a record $4.8 billion of used originations.”

“Overall, we remain well positioned for the remainder of 2018 and see a path of strong earnings growth, continued diversification, and improving shareholder returns.”

Notable Items

•  Added 59 thousand retail deposit customers in 1Q 18, the highest quarterly customer growth in five years

•  GAAP EPS impacted by ASU 2016-01, with changes in the fair value of equity securities now recognized through net income

•  Renewed vehicle floorplan reinsurance policy to mitigate weather losses for an additional four quarters beginning April 1, 2018

•  Total deposits up 15% YoY to $97.4 billion

•  Returned over $240 million in capital to shareholders in 1Q 18

○  Repurchased $185 million in common stock

○  Paid a $0.13 per share common dividend in 1Q 18 and received board approval for a $0.13 per share common dividend in 2Q 18

[1]	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of First Quarter Results

Net income attributable to common shareholders was $250 million in the quarter, compared to net income attributable to common shareholders of $214 million for the first quarter of 2017, driven by higher net financing revenue, lower provision for loan losses, and lower income tax expense as a result of tax reform, partially offset by a decline in other revenue and higher noninterest expense.

Net financing revenue, including $20 million of Core OIDA, improved to $1,049 million, up $70 million from a year ago, driven by asset and deposit growth and liability mix shift. Net financing revenue was $45 million lower quarter-over-quarter largely due to lower day count and lower lease yields as well as costs associated with interest rate hedges established in the first quarter to reduce sensitivity to short term rate increases.

NIM of 2.64%, including Core OIDA of 5 bps, increased 4 bps year-over-year. Excluding Core OIDA, NIM was 2.69%, improving 5 bps year-over-year, primarily as a result of higher retail loan and commercial auto yields.

Other revenue decreased $42 million year-over-year, with $40 million of the decline attributable to the implementation of the ASU 2016-01 accounting pronouncement, whereby changes in fair value of equity securities during the quarter are now recognized through net income as compared to prior periods in which such changes were recognized through other comprehensive income.

Provision for loan losses declined $10 million year-over-year to $261 million as a result of relatively flat retail auto net charge-offs and lower hurricane specific reserves.

Noninterest expense increased $36 million from a year ago, driven primarily by expenses related to the growth of consumer and commercial products and one-time tax reform related bonuses.

First Quarter Financial Results

				Increase/(Decrease) vs.

$ millions except per share data	1Q 18	4Q 17	1Q 17	4Q 17	1Q 17

Net Financing Revenue (excluding Core OID)[1]	$1,069	$1,113	$995	$(44)	$73

Core OID	(20)	(19)	(16)	(1)	(3)

(a) Net Financing Revenue (as reported)	1,049	1,094	979	(45)	70

Total Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	394	379	396	15	(2)

Change in Fair Value of Equity Securities	40	-	-	40	40

(b) Total Other Revenue (as reported)	354	379	396	(25)	(42)

(c) Provision for Loan Losses	261	294	271	(33)	(10)

(d) Noninterest Expense	814	769	778	45	36

Pre-tax Income from Continuing Operations (a+b-c-d)	$328	$410	$326	$(82)	$2

Income Tax Expense	76	231	113	(155)	(37)

(Loss) Income from Discontinued Operations, Net of Tax	(2)	2	1	(4)	(3)

Net Income Attributable to Common Shareholders	$250	$181	$214	$69	$36

	1Q 18	4Q 17	1Q 17	4Q 17	1Q 17

GAAP EPS (diluted)	$0.57	$0.41	$0.46	$0.16	$0.11

Discontinued Operations, Net of Tax	0.00	(0.00)	(0.00)	0.01	0.01

Core OID, Net of Tax	0.04	0.03	0.02	0.01	0.01

Change in Fair Value of Equity Securities, Net of Tax	0.07	-	-	0.07	0.07

Significant Discrete Tax Items[4]	-	0.27	-	(0.27)	-

Adjusted EPS[3]	$0.68	$0.70	$0.48	$(0.01)	$0.20

Return on Equity	7.5%	5.3%	6.4%

Core ROTCE[3]	10.6%	10.8%	8.2%

Adj. Efficiency Ratio[3]	50.1%	46.4%	48.5%

Effective Tax Rate[4]	23.2%	56.3%	34.7%

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Adjusted for changes in the fair value of equity securities due to the implementation of ASU 2016-01, effective 1/1/18, which requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(4)	Significant discrete tax items do not relate to the operating performance of the core businesses. 4Q 2017 effective tax rate was impacted primarily by a $119 million revaluation of federal deferred tax assets and liabilities and related valuation allowance recorded in 4Q 17.

A Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
$ millions	1Q 18	4Q 17	1Q 17	4Q 17	1Q 17

Automotive Finance	$268	$285	$288	$(17)	$(20)

Insurance	27	80	40	(53)	(13)

Dealer Financial Services	$295	$365	$328	$(70)	$(33)

Corporate Finance	29	32	25	(3)	4

Mortgage Finance	8	2	9	6	(1)

Corporate and Other	(4)	11	(36)	(15)	32

Pre-Tax Income from Continuing Operations	$328	$410	$326	$(82)	$2

Core OID[1]	20	19	16	1	3

Change in Fair Value of Equity Securities [2]	40	-	-	40	40

Core Pre-tax Income[3]	$388	$429	$342	$(41)	$46

(1)	Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $268 million was $20 million lower year-over-year. Results reflect higher net financing revenue and lower provision for loan losses, more than offset by lower other revenue, including lower gains on the sale of loans, and higher noninterest expense related to new business initiatives.

Net financing revenue was $17 million higher year-over-year as increases in retail and commercial revenue were partially offset by the continued decline in operating lease assets and corresponding lower net lease revenue. Retail auto portfolio yield increased 24 bps year-over-year to 5.90% while commercial auto portfolio yield increased 67 bps year-over-year to 3.91%.

Provision for loan losses was $9 million lower year-over-year, driven by relatively flat retail auto net charge-offs and lower hurricane specific reserves. The retail auto net charge-off rate declined by 7 bps year-over-year to 1.47%.

Consumer auto originations of $9.5 billion in the quarter included a record high $4.8 billion of used volume, $3.6 billion of new retail volume, and $1.0 billion of leases. Total consumer auto originations were up $0.6 billion year-over-year.

End of period auto earning assets decreased $0.2 billion year-over-year to $114.8 billion as growth in the retail auto portfolio was slightly outpaced by declines in operating lease assets and lower floorplan balances. Commercial earning assets of $36.9 billion were $2.0 billion lower year-over-year largely due to lower dealer inventory levels.

Insurance

Pre-tax income, excluding the impact of the implementation of ASU 2016-01B, was $62 million in the quarter, up $22 million versus the prior year, driven primarily by lower weather losses, which benefited from the reinsurance policy established in April 2017. During the quarter, the reinsurance policy was renewed for an additional four quarters beginning on April 1, 2018 and ending March 31, 2019.

Earned premiums were up $18 million year-over-year, primarily due to dealer margin and largely offset by increases in acquisition and underwriting expenses, which were $17 million higher year-over-year.

Written premiums were up $35 million year-over-year at $275 million, due to growth in vehicle service contract volume and vehicle inventory insurance rates.

Total investment income was down $4 million from the prior year period, excluding a $35 million decline in the fair value of equity securities during the quarter related to the implementation of ASU 2016-01B.

B Effective 1/1/18, ASU 2016-01 requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Corporate Finance

Pre-tax income was $29 million in the quarter, compared to $25 million in the prior year period, as higher net financing revenue, higher fee income and lower provision for loan losses more than offset lower investment income, which declined primarily due to equity gains in the prior year period, and higher noninterest expense to support asset growth.

Net financing revenue increased $12 million year-over-year to $46 million, driven by strong asset growth. The HFI portfolio increased 25% year-over-year from $3.4 billion to $4.3 billion.

Mortgage Finance

Pre-tax income was $8 million in the quarter, compared to $9 million in the prior year period. Net financing revenue was up $9 million year-over-year to $43 million, with total assets up $4.4 billion in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $10 million year-over-year largely to support asset growth and the continued build out of the direct-to-consumer mortgage product.

Provision for loan losses was flat quarter-over-quarter as the portfolio continues to demonstrate strong credit performance.

Liquidity, Capital & Deposits

Capital

Ally paid a $0.13 per share quarterly common dividend and completed $185 million of share repurchases, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved a $0.13 per share common dividend for the second quarter of 2018.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioC decreased from 9.5% to 9.2% quarter-over-quarter primarily due to growth in risk-weighted assets, higher disallowed deferred tax assets due to the unrealized loss position on the investment securities portfolio, and the adoption of new accounting pronouncements.

Liquidity & Funding

Consolidated cash and cash equivalents were $3.7 billion at quarter-end compared to $4.3 billion at the end of the fourth quarter. Ally had $0.6 billion of institutional unsecured debt maturities in the quarter.

U.S. auto term securitizations totaled $3.1 billion for the quarter. Additionally, Ally renewed $5.6 billion in secured credit facilities during the quarter, including the Ally Bank / Ally Financial syndicated facility, which was renewed at $4.0 billion, down from the $11.0 billion 2016 renewal amount.

At quarter-end, 84% of Ally’s total assets were funded at Ally Bank.

Deposits represented 64% of Ally’s funding portfolio at quarter-end, excluding Core OID balance, improving from 58% a year ago.

Deposits

Retail deposits were up $3.7 billion quarter-over-quarter to $81.7 billion with total deposits of $97.4 billion at quarter-end, up $4.1 billion for the quarter and $12.9 billion higher year-over-year. For the quarter, 32% of Ally’s retail deposit growth came from existing customers.

The average retail deposit rate was 1.45% for the quarter, up 36 bps year-over-year and up 15 bps quarter-over-quarter. Ally’s cumulative retail portfolio deposit beta since the third quarter of 2015 is 21%.

Ally’s retail deposit customer base grew 16% year-over-year, totaling nearly 1.5 million customers at quarter-end, while adding 59 thousand customers over the prior quarter, the highest quarterly retail deposit customer growth in five years. Average customer balance ended the quarter at $55.3 thousand. Millennials continue to comprise the largest generation segment of new customers at 51%.

C Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.3%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, and (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, certain discrete tax items, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. As of 1Q 2016, Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, and fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires changes in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, and certain discrete tax items.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for tax-effected Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 18	4Q 17	1Q 17

GAAP Net Income Attributable to Common Shareholders		$250	$181	$214

Discontinued Operations, Net of Tax		2	(2)	(1)

Core OID		20	19	16

Change in Fair Value of Equity Securities		40	-	-

Core OID & Change in Fair Value of Equity Securities Tax (21% starting 1Q18, 35% prior)		(13)	(7)	(6)

Significant Discrete Tax Items		-	119	-

Core Net Income Attributable to Common Shareholders	[a]	$300	$310	$224

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	438,931	444,985	466,829

Adjusted EPS	[a] ÷ [b]	$0.68	$0.70	$0.48

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 18	4Q 17	1Q 17

GAAP Net Income Attributable to Common Shareholders		$250	$181	$214

Discontinued Operations, Net of Tax		2	(2)	(1)

Core OID		20	19	16

Change in Fair Value of Equity Securities		40	-	-

Core OID & Change in Fair Value of Equity Securities Tax (21% starting 1Q18, 35% prior)		(13)	(7)	(6)

Significant Discrete Tax Items		-	119	-

Core Net Income Attributable to Common Shareholders	[a]	$300	$310	$224

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.3	$13.5	$13.3

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.0	$13.2	$13.0

Core OID Balance		(1.2)	(1.2)	(1.2)

Net Deferred Tax Asset (DTA)		(0.5)	(0.6)	(1.0)

Normalized Common Equity	[b]	$11.3	$11.5	$10.8

Core Return on Tangible Common Equity	[a] ÷ [b]	10.6%	10.8%	8.2%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		1Q 18	4Q 17	1Q 17

GAAP Common Shareholder’s Equity		$13.1	$13.5	$13.4

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		12.8	13.2	13.1

Tax-effected Core OID Balance (21% starting in 4Q17, 35% prior)		(0.9)	(0.9)	(0.8)

Adjusted Tangible Book Value	[a]	$11.9	$12.3	$12.3

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	432,691	437,054	462,193

Metric

GAAP Common Shareholder’s Equity per Share		$30.2	$30.9	$28.9

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.6)

Tangible Common Equity per Share		$29.6	$30.2	$28.3

Tax-effected Core OID Balance per Share (21% starting in 4Q17, 35% prior)		(2.1)	(2.1)	(1.7)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$27.4	$28.1	$26.6

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		1Q 18	4Q 17	1Q 17

Common Equity Tier 1 Capital (Transition)		$13.1	$13.2	$12.9

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		-	(0.1)	(0.1)

Intangibles Phased-in During Transition		-	(0.0)	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.1	$13.2	$12.8

Denominator

Risk-weighted Assets (Transition)		$141.3	$138.9	$137.4
DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.3	0.3	0.4

Intangibles Phased-in During Transition		-	(0.0)	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$141.6	$139.2	$137.9

Metric

Common Equity Tier 1 (Transition)		9.3%	9.5%	9.4%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.2%	9.5%	9.3%

Original Issue Discount Amortization Expense ($ millions)		1Q 18	4Q 17	1Q 17

Core Original Issue Discount (Core OID) Amortization Expense (excludes accelerated OID)		$20	$19	$16

Other OID		4	5	5

GAAP Original Issue Discount Amortization Expense		$24	$24	$21

Outstanding Original Issue Discount Balance ($ millions)		1Q 18	4Q 17	1Q 17

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,158)	$(1,178)	$(1,232)

Other Outstanding OID Balance		(53)	(57)	(72)

GAAP Outstanding Original Issue Discount Balance		$(1,211)	$(1,235)	$(1,304)

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 18	4Q 17	1Q 17

GAAP Noninterest Expense		$814	$769	$778

Rep and Warrant Expense		0	0	0

Insurance Expense		(231)	(213)	(239)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$583	$556	$539

Denominator ($ millions)

Total Net Revenue		$1,403	$1,473	$1,375

Core OID		20	19	16

Insurance Revenue		258	293	279

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,165	$1,199	$1,112

Adjusted Efficiency Ratio	[a] ÷ [b]	50.1%	46.4%	48.5%

Additional Financial Information

For additional financial information, the first quarter 2018 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $170.0 billion as of March 31, 2018. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve more than 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com